Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Origin Bancorp, Inc.
Ruston, Louisiana

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Origin Bancorp, Inc. (the “Company”) of our report dated February 28, 2019, on our audits of the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to our firm under the caption “Experts” in the prospectus included in the Registration Statement.
/s/ BKD, LLP

Little Rock, Arkansas
October 3, 2019